Exhibit 99

CACI Reports Results for Its Fiscal 2018 Fourth Quarter and Full Year

Record fourth quarter revenue and net income

Record annual revenue, operating income, net income, and cash from operations

Strong contract awards and funding in the quarter

Fiscal Year 2019 guidance reiterated

ARLINGTON, Va.--(BUSINESS WIRE)--August 15, 2018--CACI International Inc (NYSE: CACI), a leading information solutions and service provider to the federal government, announced results today for its fourth fiscal quarter and full year ended June 30, 2018.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “We delivered strong performance across the company in Fiscal Year 2018 (FY18), setting records for revenue, profitability, operating cash flow, contract funding, and year-end backlog. We also met our stated goal of one to four percent organic revenue growth above our addressable market and exceeded our annual goal of 10 to 30 basis points of margin expansion. Our record performance in FY18 and confidence in our market-aligned strategy positions us for continued growth and increased shareholder value.”

Fourth Quarter Results as Reported

(in millions except per-share data)	Q4, FY18	Q4, FY17	% Change
Revenue	$1,170.1	$1,137.4	2.9%
Operating income	$80.3	$80.1	0.3%
Net income	$51.8	$44.2	17.2%
Diluted earnings per share	$2.05	$1.76	16.4%

Fourth Quarter Results Excluding the Impact of Tax Reform(1)

(in millions except per-share data)	Q4, FY18	Q4, FY17	% Change
Revenue	$1,170.1	$1,137.4	2.9%
Operating income	$80.3	$80.1	0.3%
Net income, excluding the impact of tax reform(1)	$46.5	$44.2	5.2%
Diluted earnings per share excluding the impact of tax reform(1)	$1.84	$1.76	4.6%

(1) See Reconciliation of Net Income to Non-GAAP Net Income excluding the impact of tax reform page 11.

Revenue for the fourth quarter of Fiscal Year 2018 increased compared to the fourth quarter of Fiscal Year 2017 (FY17), driven primarily by on-contract growth of existing work and new business wins. The higher operating income was due primarily to improved program execution offset by investments in the Shared Services Center and higher incentive compensation. The increase in net income was due to the impact of the passage of tax reform legislation and the factors noted above. Cash provided by operations in the quarter was $70.6 million.

Additional Financial Metrics

	Q4, FY18	Q4, FY17	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)(1)	$100.6	$97.4	3.3%
Days sales outstanding	60	59

(1) See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 10.

Fourth Quarter Awards and Contract Funding Orders

Our contract awards in the quarter were $1.5 billion, with 70 percent for new business, and $5.2 billion for the year, with 50 percent for new business, which excludes ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts.

  A task order with a ceiling value of $407 million to architect, engineer, and integrate advanced cyber security tools and processes for the Department of Homeland Security. The six-year contract was awarded under the General Services Administration (GSA) Alliant contract vehicle.
  A task order with a ceiling value of $122 million to develop advanced electronic communications systems for the Naval Air Warfare Center. The five-year contract was awarded under the GSA One Acquisition Solution for Integrated Services contract vehicle.
  An $86 million award to provide database support for an Intelligence Community customer.
  A one-year, $48.5 million, single-award contract to support the deployment of new and existing counter unmanned aerial systems capabilities and hardware for the Naval Air Systems Command.
  A $48 million task order to provide engineering and technical-related services to the Naval Surface Warfare Center. The five-year contract was awarded under the U.S. Navy’s SeaPort II contract vehicle.
  A prime position on the 10-year, multiple-award, GSA Alliant 2 IDIQ contract vehicle, with a ceiling value of $50 billion, to provide government-wide integrated IT solutions.
  A prime position on the 10-year, multiple-award, Janus Geography IDIQ contract vehicle, with a ceiling value of $920 million, to support the creation, validation, enrichment, and integration of foundational geospatial intelligence data for the National Geospatial-Intelligence Agency.

Contract funding orders in the fourth quarter were approximately $1.4 billion, 35 percent higher than the year earlier quarter, and approximately $4.8 billion for FY18, a 16 percent increase over FY17. Total backlog at June 30, 2018 was $11.3 billion compared with $11.2 billion at the end of FY17. Funded backlog at June 30, 2018 was $2.1 billion compared with $1.9 billion at the end of FY17.

Fourth Quarter and Subsequent Highlights

  CACI employees Michael Dunne and Brandon Seabolt have been awarded the Office of the Secretary of the Defense Medal for Valor for their heroic actions in support of U.S. military operations. The medal is the highest civilian award presented by the Department of Defense. While there have been just 17 recipients since the medal was first awarded in 2002, Mr. Dunne and Mr. Seabolt are the second and third CACI employees to have earned the honor.
  Former National Security Agency senior leader Debora A. Plunkett was appointed to CACI’s Board of Directors. A recognized national security expert, Ms. Plunkett brings the Board more than 30 years of experience in such critical mission areas as cyber security and information assurance.
  President of U.S. Operations DeEtte Gray was named Chair of AFCEA International’s Board of Directors. Her appointment continues our history of partnership with AFCEA and support for the organization’s goals to advance relationships among government, industry, and academia.
  Executive Vice President Mike Hale was appointed to lead the CACI business group responsible for our Intelligence Systems and Support, Cyber Security, and Space Operations and Resiliency market areas.
  Our new Dr. J.P. (Jack) London Shared Services Center (SSC) opened in Oklahoma City, Oklahoma. The SSC enhances our competitiveness and delivery of long-term shareholder value and will provide cost advantages to be invested into employee growth and the further development of CACI capabilities.
  CACI achieved Premier Consulting Partner status in the Amazon Web Services Partner Network, reflecting our experience and expertise in successfully delivering cost-effective, cloud-based solutions for our customers’ critical missions.
  CACI was named to The Washington Post’s 2018 Top Workplaces, marking our fourth consecutive year on the list. The ranking is based on feedback from CACI employees, who rated us highly in such areas as management, career growth, mission, and learning/training opportunities.
  Dr. Warren R. Phillips, Lead Director on CACI’s Board, was named to the National Association of Corporate Directors Directorship 100, its recognition of leading corporate directors, governance experts, policymakers, and influencers who promote exemplary board leadership.
  CACI earned ISO/IEC 20000-1:2011 certification that our U.S. Operations and IT service management systems and processes used on customer programs adhere to international best practices, giving us another marketplace discriminator, especially in our Enterprise IT market area.

Twelve Months Results as Reported

(in millions except per-share data)	Twelve Months, FY18	Twelve Months, FY17	% Change
Revenue	$4,467.9	$4,354.6	2.6%
Operating income	$340.7	$297.3	14.6%
Net income	$301.2	$163.7	84.0%
Diluted earnings per share	$11.93	$6.53	82.7%

Twelve Months Results Excluding the Impact of Tax Reform(1)

(in millions except per-share data)	Twelve Months, FY18	Twelve Months, FY17	% Change
Revenue	$4,467.9	$4,354.6	2.6%
Operating income	$340.7	$297.3	14.6%
Net income excluding the impact of tax reform(1)	$197.9	$163.7	20.9%
Diluted earnings per share excluding the impact of tax reform(1)	$7.84	$6.53	20.0%

(1) See Reconciliation of Net Income to non-GAAP Net Income excluding the impact of tax reform on page 11.

Revenue in FY18 increased compared to FY17 due primarily to on-contract growth of existing work and new business wins. Operating income increased primarily due to higher profitability in existing work and new business, particularly improved program execution on fixed price work, and one-time incentive fees offset by investments in the Shared Services Center and growth and efficiency initiatives previously noted. The increase in net income was due to the impact of the passage of tax reform legislation and the factors noted above. Net cash provided by operations in FY18 was $325.1 million, 15.6 percent higher than net cash provided by operations in FY17. Adjusted EBITDA, a non-GAAP measure, for FY18 was $412.9 million, 11.6 percent higher than adjusted EBITDA of $369.9 million for FY17.

CACI Reiterates Its FY19 Guidance

We are reiterating the FY19 guidance we issued on June 20, 2018. The table below summarizes our FY19 guidance and represents our views as of August 15, 2018.

(In millions except for tax rate and earnings per share)	Current Fiscal Year 2019 Guidance
Revenue	$4,550- $4,750
Net income	$230 - $240
Effective corporate tax rate	24.9%
Diluted earnings per share	$8.98 - $9.38
Diluted weighted average shares	25.6

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 16, 2018 during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to http://investor.caci.com/news/#upcomingevent, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Relations tab.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune Magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 18,900 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change as a result of transitioning to a new presidential administration that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2018	6/30/2017	% Change	6/30/2018	6/30/2017	% Change
Revenue	$1,170,086	$1,137,389	2.9%	$4,467,860	$4,354,617	2.6%
Costs of revenue
Direct costs	783,326	769,038	1.9%	2,978,608	2,934,804	1.5%
Indirect costs and selling expenses	287,787	270,395	6.4%	1,076,356	1,050,792	2.4%
Depreciation and amortization	18,633	17,862	4.3%	72,196	71,760	0.6%
Total costs of revenue	1,089,746	1,057,295	3.1%	4,127,160	4,057,356	1.7%
Operating income	80,340	80,094	0.3%	340,700	297,261	14.6%
Interest expense and other, net	9,267	11,721	-20.9%	42,036	48,642	-13.6%
Income before income taxes	71,073	68,373	3.9%	298,664	248,619	20.1%
Income tax expense (benefit)	19,242	24,142	-20.3%	(2,507)	84,948	-103.0%
Net income	$51,831	$44,231	17.2%	$301,171	$163,671	84.0%

Basic earnings per share	$2.10	$1.81	16.0%	$12.23	$6.71	82.4%
Diluted earnings per share	$2.05	$1.76	16.4%	$11.93	$6.53	82.7%

Weighted average shares used in per share computations:
Basic	24,700	24,459		24,616	24,401
Diluted	25,331	25,172		25,255	25,069

Statement of Operations Data (Unaudited)
	Quarter Ended			Twelve Months Ended
	6/30/2018	6/30/2017	% Change	6/30/2018	6/30/2017	% Change
Operating income margin	6.9%	7.0%		7.6%	6.8%
Tax rate	27.1%	35.3%		-0.8%	34.2%
Net income margin	4.4%	3.9%		6.7%	3.8%

Adjusted EBITDA*	$100,580	$97,357	3.3%	$412,906	$369,904	11.6%
Adjusted EBITDA Margin	8.6%	8.6%		9.2%	8.5%

* See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 10

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2018	6/30/2017
ASSETS:
Current assets
Cash and cash equivalents	$66,194	$65,539
Accounts receivable, net	806,871	757,341
Prepaid expenses and other current assets	58,126	57,022
Total current assets	931,191	879,902

Goodwill and intangible assets, net	2,862,590	2,812,806
Property and equipment, net	101,140	91,749
Other long-term assets	139,285	126,625
Total assets	$4,034,206	$3,911,082

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$46,920	$53,965
Accounts payable	82,017	62,874
Accrued compensation and benefits	259,442	239,741
Other accrued expenses and current liabilities	150,602	170,164
Total current liabilities	538,981	526,744

Long-term debt, net of current portion	1,015,420	1,177,598
Other long-term liabilities	372,918	413,019
Total liabilities	1,927,319	2,117,361

Shareholders' equity	2,106,887	1,793,721
Total liabilities and shareholders' equity	$4,034,206	$3,911,082

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2018	6/30/2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$301,171	$163,671
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	72,196	71,760
Amortization of deferred financing costs	4,061	4,484
Loss on extinguishment of debt	104	-
Loss on disposal of assets	989	1,025
Stock-based compensation expense	23,628	21,945
Deferred income taxes	(77,324)	15,148
Equity in earnings from unconsolidated ventures	-	(167)
Gain on sale of assets	-	(1,545)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(42,575)	46,158
Prepaid expenses and other assets	(5,479)	(5,221)
Accounts payable and accrued expenses	914	(47,777)
Accrued compensation and benefits	13,544	12,048
Income taxes payable and receivable	6,090	(9,954)
Long-term liabilities	27,808	9,675
Net cash provided by operating activities	325,127	281,250

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,594)	(43,268)
Purchases of businesses, net of cash acquired	(76,910)	(7,276)
Proceeds from net working capital and other refunds of acquired business	-	19,287
Proceeds from equity method investments	-	4,681
Other	231	1,772
Net cash used in investing activities	(118,273)	(24,804)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(173,389)	(228,965)
Payment of contingent consideration	(11,553)	-
Proceeds from employee stock purchase plans	4,929	4,316
Repurchases of common stock	(5,138)	(4,386)
Payment of taxes for equity transactions	(21,365)	(10,951)
Net cash used in financing activities	(206,516)	(239,986)
Effect of exchange rate changes on cash and cash equivalents	317	(3)
Net increase in cash and cash equivalents	655	16,457
Cash and cash equivalents, beginning of period	65,539	49,082
Cash and cash equivalents, end of period	$66,194	$65,539

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2018		6/30/2017		$ Change	% Change
Department of Defense	$793,084	67.8%	$752,217	66.1%	$40,867	5.4%
Federal Civilian Agencies	299,799	25.6%	317,097	27.9%	(17,298)	-5.5%
Commercial and other	77,203	6.6%	68,075	6.0%	9,128	13.4%
Total	$1,170,086	100.0%	$1,137,389	100.0%	$32,697	2.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2018		6/30/2017		$ Change	% Change
Department of Defense	$2,974,578	66.6%	$2,829,305	65.0%	$145,273	5.1%
Federal Civilian Agencies	1,201,874	26.9%	1,259,212	28.9%	(57,338)	-4.6%
Commercial and other	291,408	6.5%	266,100	6.1%	25,308	9.5%
Total	$4,467,860	100.0%	$4,354,617	100.0%	$113,243	2.6%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2018		6/30/2017		$ Change	% Change
Cost reimbursable	$614,524	52.5%	$572,051	50.3%	$42,473	7.4%
Fixed price	364,623	31.2%	353,233	31.1%	11,390	3.2%
Time and materials	190,939	16.3%	212,105	18.6%	(21,166)	-10.0%
Total	$1,170,086	100.0%	$1,137,389	100.0%	$32,697	2.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2018		6/30/2017		$Change	% Change
Cost reimbursable	$2,276,589	51.0%	$2,128,063	48.9%	$148,526	7.0%
Fixed price	1,457,494	32.6%	1,407,409	32.3%	50,085	3.6%
Time and materials	733,777	16.4%	819,145	18.8%	(85,368)	-10.4%
Total	$4,467,860	100.0%	$4,354,617	100.0%	$113,243	2.6%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2018		6/30/2017		$ Change	% Change
Prime	$1,092,046	93.3%	$1,056,907	92.9%	$35,139	3.3%
Subcontractor	78,040	6.7%	80,482	7.1%	(2,442)	-3.0%
Total	$1,170,086	100.0%	$1,137,389	100.0%	$32,697	2.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2018		6/30/2017		$ Change	% Change
Prime	$4,178,038	93.5%	$4,045,958	92.9%	$132,080	3.3%
Subcontractor	289,822	6.5%	308,659	7.1%	(18,837)	-6.1%
Total	$4,467,860	100.0%	$4,354,617	100.0%	$113,243	2.6%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2018	6/30/2017	$ Change	% Change
Contract Funding Orders	$1,436,990	$1,067,786	$369,204	34.6%
	Twelve Months Ended
(dollars in thousands)	6/30/2018	6/30/2017	$ Change	% Change
Contract Funding Orders	$4,759,087	$4,120,643	$638,444	15.5%

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2018	6/30/2017	% Change	6/30/2018	6/30/2017	% Change
Net income	$51,831	$44,231	17.2%	$301,171	$163,671	84.0%
Plus:
Income taxes	19,242	24,142	-20.3%	(2,507)	84,948	-103.0%
Interest income and expense, net	9,267	11,721	-20.9%	42,036	48,809	-13.9%
Depreciation and amortization	18,633	17,862	4.3%	72,196	71,760	0.6%
Earnout adjustments	1,607	(599)	-368.3%	10	716	-98.6%
Adjusted EBITDA	$100,580	$97,357	3.3%	$412,906	$369,904	11.6%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2018	6/30/2017	% Change	6/30/2018	6/30/2017	% Change
Revenue, as reported	$1,170,086	$1,137,389	2.9%	$4,467,860	$4,354,617	2.6%
Adjusted EBITDA	100,580	97,357	3.3%	412,906	369,904	11.6%
Adjusted EBITDA margin	8.6%	8.6%		9.2%	8.5%

Selected Financial Data (Continued)

Reconciliation of Net Income Excluding the Impact of Tax Reform
(Unaudited)

The Company views Net Income excluding the impact of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Net Income excluding the impact of Tax Reform is defined as GAAP Net Income adjusted to exclude the impact of Tax Reform. We believe this is an important calculation to show company performance without the benefits of Tax Reform. Management is incented to perform via metrics without the impact of Tax Reform. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months		Twelve Months
(Amounts in thousands, except per share amounts)	6/30/2018		6/30/2018

	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS
Net Income, as reported	$51,831	$2.05	$301,171	$11.93
Tax reform benefit from lower tax rate and other items	(3,851)	(0.15)	(16,680)	(0.66)
Net Income before remeasurement and transition tax reform adjustments	$47,980	$1.90	$284,491	$11.27
Remeasurement of deferred tax liabilities	(1,438)	(0.06)	(96,269)	(3.81)
Transition tax on foreign earnings	-	-	9,676	0.38
Net income, excluding impact of tax reform	$46,542	$1.84	$197,898	$7.84

Selected Financial Data (Continued)

Reconciliation of FY18 Adjusted Net Income Assuming a
Full Year of Tax Reform
(Unaudited)

The Company views FY18 Adjusted Net Income Assuming a Full Year of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. FY18 Adjusted Net Income Assuming a Full Year of Tax Reform is defined as GAAP net income excluding (1) the one-time net benefit from Tax Reform consisting of the remeasurement of deferred taxes, partially offset by transition tax on cumulative foreign earnings, and including (2) the application of the new lower federal tax rate of 21% to all of FY18 as if the rate was in effect at that time. We believe that FY18 Adjusted Net Income Assuming a Full Year of Tax Reform is useful to investors as it allows investors to more easily compare FY19 guidance and results to FY18 results with a normalized tax rate. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Q1		Q2		Q3		Q4		YTD
	9/30/2017		12/31/2017		3/31/2018		6/30/2018		6/30/2018
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
(Amounts in thousands, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income, as reported	$42,046	$1.67	$142,795	$5.66	$64,499	$2.56	$51,831	$2.05	$301,171	$11.93
Remeasurement of deferred taxes	-	-	(94,831)	(3.76)	-	-	(1,438)	(0.06)	(96,269)	(3.81)
Transition tax on foreign earnings	-	-	9,676	0.38	-	-	-	-	9,676	0.38
Impact of tax rate change for full year	4,853	0.19	2,347	0.10	6,737	0.26	3,716	0.15	17,653	0.70
FY18 Adjusted Net Income Assuming a Full Year of Tax Reform	$46,899	$1.86	$59,987	$2.38	$71,236	$2.82	$54,109	$2.14	$232,231	$9.20

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics
Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com